                                                                    EXHIBIT 12.2

               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES


The following table reflects Silgan Holdings Inc.'s computations of ratio of earnings to fixed charges for the periods indicated.


                                                     YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------
                                          1996      1995       1994      1993       1992
                                        --------  ---------  --------  ---------  ---------
                                                      (Dollars in thousands)

Income (loss) before income taxes.....  $ 33,937  $(10,889)  $(7,431)  $(12,466)  $(17,578)
Add:
   Interest expense and amortization
      of debt expense.................    89,353    80,710    65,789     54,265     57,091
   Minority interest expense..........        --        --        --         --      2,745
   Rental expense representative of
      the interest factor.............     4,633     3,607     3,047      2,666      2,659
                                        --------  --------   -------   --------   --------

   Income as adjusted.................  $127,923  $ 73,428   $61,405   $ 44,465   $ 44,917
                                        ========  ========   =======   ========   ========

Fixed charges:
   Interest expense and amortization
      of debt expense.................  $ 89,353  $ 80,710   $65,789   $ 54,265   $ 57,091
   Minority interest expense..........        --        --        --         --      2,745
   Rental expense representative of
      the interest factor.............     4,633     3,607     3,047      2,666      2,659
                                        --------  --------   -------   --------   --------

   Total fixed charges................  $ 93,986  $ 84,317   $68,836   $ 56,931   $ 62,495
                                        ========  =======    =======   ========   =======

Ratio of earnings to fixed charges....      1.36        --        --         --         --
                                        ========

Deficiency of earnings available to
   cover fixed charges................        --  $ 10,889   $ 7,431   $ 12,466   $ 17,578
                                                  ========   =======   ========   ========

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